UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 28, 2013
NEWELL RUBBERMAID INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-9608	36-3514169
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3 Glenlake Parkway
Atlanta, Georgia		30328
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (770) 418-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On October 28, 2013, Newell Rubbermaid Inc. (the “Company”) entered into a Master Confirmation and a Supplemental Confirmation (collectively, the “ASB Agreement”) with Goldman, Sachs & Co. (“Goldman Sachs”) to effect an accelerated stock buyback of the Company’s common stock, par value $1.00 per share (the “Common Stock”). Under the ASB Agreement, on October 31, 2013, the Company will pay Goldman Sachs an initial purchase price of $350.0 million, and Goldman Sachs will deliver to the Company 9,430,785 shares of Common Stock, representing a substantial majority of the shares expected to be purchased under the ASB Agreement. The Company intends to use cash on hand and borrowings to fund the initial purchase price.

The number of shares that the Company ultimately purchases under the ASB Agreement will be determined based on the average of the daily volume-weighted average share prices of the Common Stock over the course of a calculation period, less a discount, and is subject to certain adjustments under the ASB Agreement. The calculation period is scheduled to run from October 2013 until April 2014 and may be shortened at the option of Goldman Sachs.

The ASB Agreement contains terms and conditions customary for agreements of this kind, including providing for adjustments in the event of extraordinary corporate transactions and setting forth circumstances under which the ASB Agreement may be terminated or unwound early.

Goldman Sachs and its affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses. In particular, Goldman Sachs is a lender under the Company’s revolving credit agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2013        NEWELL RUBBERMAID INC.

By:    /s/ John K. Stipancich
John K. Stipancich
Executive Vice President, General Counsel
and Corporate Secretary and Executive
Leader EMEA